EXHIBIT 99.1

For Immediate Release	Release No. 05-009

INDUSTRIAL DISTRIBUTION GROUP, INC.	For Additional Information, Contact:
(NASDAQ: IDGR)	Jack P. Healey
Senior Vice President and
Chief Financial Officer
Industrial Distribution Group, Inc.
(404) 949-2010
www.idglink.com
INDUSTRIAL DISTRIBUTION GROUP, INC. NAMES CHARLES LINGENFELTER CEO

Thirty-year Industry Veteran Tapped to Lead Growth and Profitability Objectives

ATLANTA, GEORGIA, November 3, 2005 — Industrial Distribution Group, Inc. (NASDAQ: IDGR) today announced the promotion of Charles A. Lingenfelter to the position of President and Chief Executive Officer of the Company, effective immediately. Mr. Lingenfelter replaces Andrew B. Shearer, who resigned as President and CEO of the Company. Mr. Lingenfelter was also elected to the Board of Directors. Mr. Shearer will remain a member of the Board of Directors, serving out the balance of his term.
“Since IDG’s founding eight years ago, Charlie has demonstrated strong leadership skills, particularly in the areas of sales, marketing, and operations. He was an integral part of the transformation of IDG into one of the premiere MROP distributors and service providers in North America,” said Richard M. Seigel, Chairman of IDG. “Charlie’s extensive industry experience and success as President of IDG’s Southern region, makes him the optimal choice to lead IDG, as the Company seeks to both accelerate its revenue growth and enhance its profitability, two critical objectives. We are confident that Charlie will enable the Company to achieve its business objectives and create new growth for IDG that will translate into higher value for our shareholders.”
“I would like to thank Andy Shearer for the significant contributions he made during his time as CEO, including integrating disparate business units that were part of the original roll-up strategy, and returning the Company to profitability,” said Seigel. “We wish him well in all his future endeavors.”
Charlie Lingenfelter commented, “With a few but significant changes, I believe that IDG can excel and recapture the momentum we were experiencing 18 months ago. I am committed to creating value for our stakeholders, which I define as customers, shareholders, suppliers, and associates. I will begin an operational review of the Company, aimed at taking IDG to the next level, and I am eager to share the results with all our stakeholders,” concluded Lingenfelter.

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A founding member of IDG, Lingenfelter was named President of IDG’s Southern region in January 2002. Prior to that time, he served as Division President of the Company’s IDG-Charlotte business unit (from January 2001) and as President of The Distribution Group, Inc. (from 1997), one of the companies that combined to form IDG in 1997, and with whom he had been an executive of the company since 1988. Prior to 1988, Lingenfelter served as Vice President of Sales and Marketing at Ingersoll-Rand Company’s Tools Group. He received his undergraduate degree in Mechanical Engineering from the Indiana Institute of Technology.
About IDG
Industrial Distribution Group, Inc. (NASDAQ: IDGR) is a nationwide products and services company that creates a competitive advantage for customers. The Company provides outsourced maintenance, repair, operating and production (MROP) procurement, management and application expertise through an array of value-added services and other arrangements that include its Flexible Procurement Solutions™ (FPS) service offerings as well as direct general MROP sales through traditional distribution channels. The Company’s FPS service offerings emphasize and utilize IDG’s specialized knowledge in product applications and process improvements to deliver out-sourced solutions and documented cost savings for customers. Through these arrangements, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and IDG can supply at a competitive price virtually any other MROP product that its customers may require.
IDG has four operating divisions organized into regional responsibility areas. IDG serves over 20,000 active customers representing a diverse group of large and mid-sized national and international corporations including Honeywell International, Inc., The Boeing Company, Arvin Meritor, Borg-Warner Inc., Pentair, Inc., as well as many local and regional businesses. The Company currently has a presence in 43 of the top 75 manufacturing markets in the United States.
Flexible Procurement Solutions™
IDG’s Flexible Procurement Solutions™ (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer’s location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer’s bottom line.

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Safe Harbor
In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. Industrial Distribution Group, Inc. warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors including heightened national security risks including acts of terrorism and potential for war, that may cause actual results, performance, or achievements of Industrial Distribution Group, Inc. to differ materially from any such statements, including the risks and uncertainties discussed in the Company’s Forms 10-K, Forms 10-Q, filed by the Company under the caption “Certain Factors Affecting Forward Looking Statements,” or any 8-K filed or furnished by the Company each of which is incorporated herein by reference.
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